Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
November 1, 2007		Judy Graham-Weaver
Dave Hirschman
678.254.7442

AIRTRAN HOLDINGS, INC. ELEVATES BOB FORNARO TO CEO

JOE LEONARD REMAINS CHAIRMAN OF LEADING LOW-FARE AIRLINE

ORLANDO, Fla. (November 1, 2007) – AirTran Holdings, Inc. (NYSE: AAI), the parent of AirTran Airways, today announced Robert L. Fornaro, 54, will become CEO of the nation’s leading low-fare carrier effective today. Joe Leonard will continue to serve as chairman of the board of directors. Leonard became CEO of AirTran Holdings, Inc., on Jan. 9, 1999.

At its regularly scheduled fall meeting on Oct. 31, the AirTran Holdings, Inc., board of directors elected Fornaro to serve as CEO and president as well as a member of the board of directors. Fornaro has had a long and successful career with AirTran Airways, most recently serving as president and chief operating officer. Fornaro joined the company as president and CFO in 1999 and was elected to the board of directors in 2001.

“Bob Fornaro is highly respected throughout the airline industry and has been well known for many years in the media, financial and investor communities for his strategic planning, financial acumen and marketing expertise,” said Joe Leonard. “As part of the board’s succession planning, we had focused on Bob as the CEO of AirTran Holdings; and under Bob’s talented leadership capabilities, the company will continue to build on its growth plan and deliver results for our Shareholders, Crew Members and Customers. Bob will bring energy, enthusiasm and experience to the CEO role at AirTran Airways and is the right man for the job.”

A native of Long Island, N.Y., Fornaro attended Rutgers College on a lacrosse scholarship while earning a bachelors degree in economics. He also received a masters degree from Harvard University. Prior to joining AirTran Airways in 1999, Fornaro held various executive roles with airlines such as TWA, Braniff, Northwest and US Airways. Fornaro resides in Orlando with his wife, Karen, and they have three adult children. Fornaro serves on the boards of the Georgia Aquarium, Central Atlanta Progress and Forward Atlanta which is part of the Metro Atlanta Chamber of Commerce.

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AirTran Airways, a Fortune 1000 company, offers more than 700 affordable, daily flights to 55 U.S. destinations. With 9,000 friendly Crew Members and America’s youngest all-Boeing fleet, AirTran Airways provides XM Satellite Radio and Business Class seating on every flight. For more information and free online booking, visit airtran.com.

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